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                                    [LETTERHEAD]

March 13, 1997

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Charter Communications International, Inc. and subsidiaries as of and for the year ended December 31, 1996. On February 28, 1997, our appointment as principal accountant was terminated. We have read Charter Communications International, Inc.'s statements included under item 4 of Form 8-K dated March 13, 1997, and agree with such statements.

Very truly yours,

KPMG PEAT MARWICK LLP